Exhibit 10.1

SEPARATION AGREEMENT

AND

GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is executed on the dates given on the signature pages by and between PMC Commercial Trust (the “Company”) and Lance B. Rosemore (“Executive” or “I”).

RECITALS

WHEREAS, the Company has employed Executive for several years, most recently as President, Chief Executive Officer and Secretary; and

WHEREAS, the parties have agreed that Executive’s employment as President, Chief Executive Officer and Secretary of the Company, and all other officer positions of the Company and its subsidiaries, and his service as a trust manager and director of the Company and its subsidiaries, including his position as Chairman of the Board of Trust Managers of the Company (the “Board”), ended on October 26, 2012; and

WHEREAS, the Company agrees to provide Executive with the compensation and consideration referenced in this Agreement in connection with the foregoing and his provision of a general release of claims in favor of the Company and the Released Parties (as defined below) and other covenants and promises.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.	Separation of Employment

The Company and Executive hereby acknowledge that they have agreed that Executive’s employment as President, Chief Executive Officer and Secretary of the Company, and all other officer positions of the Company and its subsidiaries, and his service as a trust manager and director of the Company and its subsidiaries, including his position as Chairman of the Board, ended on October 26, 2012 (“Separation Date”). The Company and Executive hereby further acknowledge that they have waived any rights to prior notification of the separation of Executive’s employment.

II.	Special Compensation and Benefits

In consideration for Executive’s release of claims, as well as Executive’s other promises contained herein, the Company agrees to:

A. pay to Executive compensation in the gross amount of $1,744,197 (the “Gross Separation Payment” or the “Separation Payment”), which shall be subject to withholding for taxes and other applicable deductions (the Gross Separation Payment as so reduced, the “Net Separation Payment”). The Company shall pay the Gross Separation Payment on a date that is the first business day occurring on or next following the day that is six (6) months and one day after the Separation Date. Amounts payable under this Section II.A. of the Agreement shall be paid from the general assets of the Company;

/s/ NC Initials of Company Signatory	/s/ LBR Initials of Executive

B. accelerate the vesting of Executive’s unvested restricted shares (3,335 shares) granted under the Company’s 2005 Equity Incentive Plan;

C. pay to Executive a lump sum payment in the amount of $300,000 (“Bonus Payment”), which shall be subject to withholding for taxes and other applicable deductions, on the first regular payroll date following the Effective Date of this Agreement (as defined in Section IV.K. below);

D. for a period beginning on the Separation Date and ending on the earlier of (i) the last day of the month following the month in which Executive’s 65th birthday occurs or (ii) the date on which Executive obtains health and dental insurance from a subsequent employer (the “Benefit Period”), continue to pay for Executive’s and his spouse’s health and dental insurance coverage. This insurance continuation coverage shall be provided by Executive and his spouse enrolling in COBRA continuation coverage under the Company’s applicable benefit plans. The Company may, with the consent of the insurance company, elect to pay the COBRA premium amounts directly to the insurance company. Executive further agrees that he and his spouse will timely complete and submit the necessary paperwork to obtain such COBRA continuation benefits. Executive understands and agrees that after the expiration of the Benefit Period, any continuation of insurance benefits for him and his spouse will be at Executive’s own expense and he will be responsible for paying 100% of the premiums, and the Company does not assure, or make any representation as to, the availability of any insurance benefits or coverage at and after such time;

E. for a period beginning on the Separation Date and ending on the date one year thereafter (“Consulting and Transition Period”), pay to Executive the gross amount of $50,000 (“Consulting and Transition Payment”) for his provision of the consulting and transition services as described in Section IV.J. The Company shall pay the Consulting and Transition Payment in monthly installments on the first business day of each month during the Consulting and Transition Period with the final outstanding balance of the Consulting and Transition Payment to be paid on or before October 31, 2013; and

F. allow Executive to retain his office furniture and computer (subject to Section IV.C. below) and arrange for the relocation, at the Company’s expense, of Executive’s office furniture to his residence in Dallas, Texas.

/s/ NC Initials of Company Signatory	/s/ LBR Initials of Executive

III.	Mutual General Release

A. In return for the consideration referenced in this Agreement, including without limitation the Separation Payment, the Bonus Payment, and certain continued insurance benefits, Executive agrees to the following (the “Release”) which shall be effective on the Effective Date of this Agreement:

I, on behalf of myself and all of my heirs or personal representatives, hereby release the Company, its parent companies, subsidiaries, all affiliates of each, predecessors and successors, and all of such entities’ present or former members, partners, officers, directors, trust managers, representatives, employees, agents, consultants, advisors, attorneys, employee benefit programs, and the trustees, administrators, fiduciaries and insurers of such entities (collectively the “Released Parties”), from any and all claims for relief of any kind, whether known to me or unknown, which in any way arise out of or relate to the Company or any of the Released Parties, the separation of my employment from the Company or any of the Released Parties, or any agreements between the Company or any of the Released Parties and me pertaining to the Company, including without limitation the Executive Employment Contract dated December 15, 2011 (“Employment Contract”), insofar as any of the foregoing are based on facts or events occurring at any time up to and including the Separation Date of this Agreement, including, but not limited to, any and all claims of wrongful discharge, retaliation or discrimination of any kind, any breach of fiduciary duty claims, and any contractual, tort or other common law claims insofar as they relate to the Company. This release and waiver includes all such claims, whether for breach of contract, quasi-contract, implied contract, quantum meruit, unjust enrichment, compensation, deferred compensation, equity interest, any tort claims, any breach of fiduciary duty claims, any and all claims under any applicable federal laws, including, but not limited to, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, the Worker Adjustment and Retraining Notification Act, the Executive Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, as amended, or under any applicable state or local laws or ordinances or any other legal restrictions on the Company’s rights, including Chapter 21 of the Texas Labor Code (formerly known as the Texas Commission on Human Rights Act) and Section 451 of the Texas Labor Code. However, I recognize and understand that this release does not include any claim which may not be waived as a matter of law.

/s/ NC Initials of Company Signatory	/s/ LBR Initials of Executive

I further agree not to file or participate as a plaintiff or class member (by taking any action to be a representative, or otherwise be a member, of a class, or in the absence of such action, by failing to elect out of membership in a class) in any suit of any kind against the Company or any of the Released Parties relating to the Company or any of the Released Parties, the separation of my employment from the Company or any of the Released Parties, or any agreements between the Company or any of the Released Parties and me pertaining to the Company, including the Employment Contract, insofar as any of the foregoing are based on facts or events occurring at any time up to and including the Separation Date of this Agreement insofar as they relate to the Company and/or my relationship with the Company. Even if a court rules that I may file a lawsuit against the Company or any of the Released Parties relating to the Company or any of the Released Parties, or the separation of my employment from the Company or any of the Released Parties, or based on any agreements between the Company or any of the Released Parties and me pertaining to the Company, including the Employment Contract, insofar as any of the foregoing are based on any facts or events occurring at any time prior to or on the Separation Date of this Agreement that relate to the Company and/or arise out of my relationship with the Company, I agree not to accept any money damages or any other relief in connection with any such lawsuit. I understand that this Release effectively waives any right I might have to sue the Company or any of the Released Parties for any claim relating to the Company or any of the Released Parties, the separation of my employment from the Company, or any agreements between the Company or the Released Parties and me pertaining to the Company, including the Employment Contract, insofar as any of the foregoing are based on facts or events occurring at any time prior to or on the Separation Date of this Agreement that relate to the Company and/or my relationship with the Company. However, I recognize and understand that this Release does not prohibit me from filing an administrative charge with any state or federal agency. I further recognize and understand that even if I file a charge with an administrative agency or one is filed on my behalf, I will be entitled to no damages relating to any facts, circumstances, or events that occurred at any time prior to or on the Separation Date.

B. I expressly agree and acknowledge that this Release is intended to include in its effect, without limitation, all claims relating in any manner to the Company or the Released Parties, my employment, the separation of my employment with the Company or the Released Parties, or any agreements between the Company or any of the Released Parties and me pertaining to the Company, including the Employment Contract, insofar as any of the foregoing are based on facts or events occurring at any time up to and including the Separation Date of this Agreement, that I do not know or suspect to exist in my favor at this time.

However, this Release does not waive my rights to enforce this Agreement. In addition, the preceding paragraph notwithstanding, this Release does not give up my rights, if any, to COBRA benefits under the Company’s standard benefit programs applicable to me. Further, this Release does not waive any rights to: (i) my vested equity benefits under any Company plan, (ii) my vested 401(k), profit sharing or pension monies, (iii) my final paycheck for my employment by the Company until the Separation Date, (iv) reimbursement to me of any outstanding business expense amounts (in accordance with the Company’s existing reimbursement policies), (v) my indemnification rights under the Employment Contract, the Indemnification Agreement dated February 17, 2006 between the Company and me (the “Indemnification Agreement”), state law or any insurance policy, (vi) ownership of shares of beneficial interest in the Company owned by me immediately prior to the Separation Date; and (vii) any claims I may have as an equity holder of the Company from and after the date hereof if based on facts or circumstances first occurring after the Separation Date. During the six year period from the Effective Date of this Agreement, the Company shall maintain in full force and effect directors’ and officers’ liability insurance at amounts at least equal to, and on terms comparable to, what is maintained for active officers and directors of the Company from time to time as if Executive were an officer and member of the Board, as well as an officer and/or director of any affiliate of the Company as he so serves on the date hereof, including, without limitation, maintaining or securing such coverage terms, supplemental coverage or extended claim reporting rights as may be necessary to ensure, to the extent provided for in this Agreement, uninterrupted coverage of claims against Executive made subsequent to the date hereof. The Company shall have the right to change its directors’ and officers’ insurance provider so long as the applicable terms of this Agreement are complied with. The Company and Executive agree that Executive’s vested equity holdings and 401(k), pension and profit sharing monies shall continue to be governed by the terms of the applicable plan.

/s/ NC Initials of Company Signatory	/s/ LBR Initials of Executive

C. Effective on the Effective Date of this Agreement, except as set forth in the last paragraph of this Section, the Company hereby releases Executive, including in his capacity as a trust manager and a shareholder, from any and all claims for relief of any kind, whether known or unknown, which in any way arise out of or relate to Executive’s employment at the Company, the Employment Contract, or the separation of Executive’s employment from the Company, insofar as any of the foregoing are based on facts or events occurring at any time up to and including the Separation Date. The Company further agrees not to file a suit of any kind against Executive relating to Executive’s employment at the Company or the separation of Executive’s employment from the Company, insofar as any of the foregoing are based on facts or events occurring at any time up to and including the Separation Date.

Notwithstanding the generality of the foregoing, nothing contained herein shall release Executive from any claim relating to Executive’s obligations set forth herein, or Executive’s fraud, willful misconduct or gross negligence.

IV.	Miscellaneous Provisions

A. While Executive understands that he has had such an obligation since he began his employment with the Company or any of the Released Parties, Executive confirms that he shall not disclose any of the trade secrets or other confidential or proprietary information of the Company or any of the Released Parties and shall not make use of such trade secrets or confidential or proprietary information in any fashion at any time, including in any future employment, task, work or business. Notwithstanding the foregoing, nothing contained in this Agreement shall deprive Executive from his use in any capacity of know-how and industry knowledge gained from his years of business experience and education gained to date.

B. Executive agrees not to, in any capacity, make or publish, or cause or cooperate with any other individual or entity to make or publish, any statements that disparage the Company or any of the Released Parties, or their employees, products or services. The Company agrees not to make any statements, or cause or cooperate with any other individual or entity to make any statements, that disparage Executive. The parties acknowledge and understand that nothing herein shall prevent any person from making truthful statements in any legal proceeding or to any governmental agency or as otherwise required by applicable law. The parties further agree that nothing contained herein shall in any way limit attorney-client communications.

/s/ NC Initials of Company Signatory	/s/ LBR Initials of Executive

C. The Company agrees that Executive shall be entitled to retain his computer. However, Executive agrees to cooperate with the Company in the removal of all Company information from Executive’s computer. Executive warrants that, other than his computer and office furniture, he has returned to the Company all Company property in his possession, including, but not limited to, originals and all copies of company files, electronic mail, work product, computer equipment, external storage devices, computer software, cell phones, PDA’s, corporate credit cards, identification cards, manuals, confidential and/or trade secret information, Company documents, and Company keys. Executive further agrees to cooperate and work with Barry Berlin to ensure his compliance with this Section IV.C.

D. Company and Executive shall each be entitled to seek injunctive relief to the extent permitted by applicable law and equitable principles and/or sue the other for any actual damages suffered as a result of a breach by the other of this Agreement and shall be entitled to recover from such other any costs and expenses incurred in connection with any such suit in the event that a court of competent jurisdiction determines that the other has breached this Agreement. The Company acknowledges and agrees that it shall have no offset right, under common law, contract or otherwise, against the Separation Payment, the Bonus Payment, the Consulting and Transition Payment, and the insurance benefits provided for in Section II above.

E. Executive understands that the short-term disability, long-term disability and life insurance coverage provided by the Company, if any, will end on the Separation Date. Executive also understands that the Company will not pay for any business-related expenses or other charges incurred by him on or after the Separation Date. Executive further understands that he will cease to accrue vacation time or be entitled to a car allowance or payment or reimbursement for club dues as of the Separation Date. Executive acknowledges and agrees that he has been paid for all accrued, unused vacation.

F. The parties understand that this Agreement does not constitute an admission of any kind by the Company or the Executive, but is simply an accommodation that offers certain extra benefits to the Executive to which he would not otherwise be entitled in return for his agreeing to and signing this document.

G. Executive agrees not to voluntarily make the terms and conditions or the circumstances surrounding this Agreement known to anyone other than an attorney and/or tax consultant from whom he receives counseling or his spouse, or except as otherwise required by law. Executive acknowledges that any such person must agree not to further disclose the terms of this Agreement.

H. The venue for the litigation of any dispute arising out of this Agreement shall be a court of competent jurisdiction in Dallas County, Texas. Texas law shall govern the interpretation and enforcement of this Agreement.

I. Executive acknowledges that in the course of Executive’s employment with the Company, Executive has gained knowledge and experience and/or was a witness to events and circumstances that may arise in the Company’s defense or prosecution of subsequent proceedings. Executive agrees to cooperate reasonably with the Company, including without limitation providing truthful testimony and meeting timely with Company counsel, and to appear upon the Company’s reasonable request as a witness and/or consultant in defending or prosecuting claims of all kinds, including but not limited to any litigation, administrative actions or arbitrations, at the Company’s expense.

/s/ NC Initials of Company Signatory	/s/ LBR Initials of Executive

J. During the Consulting and Transition Period, Executive agrees to, at the Company’s request: (i) assist in the transition of his duties, (ii) respond to inquiries from the Company, and (iii) provide information to the Company (collectively the “Consulting and Transition Services”). Unless the Company and Executive agree to a different timeframe, Executive agrees to make a good faith effort to acknowledge within two (2) business days requests from the Company for Consulting and Transition Services and to perform the requested Consulting and Transition Services as soon as possible and in any event within a good faith, reasonable timeframe. Executive understands and agrees that he will be performing the Consulting and Transition Services as an independent contractor. For purposes of this Section IV.J., Executive shall be treated as if an agent of the Company under the Indemnification Agreement. The foregoing provisions of this Section IV.J. notwithstanding, the Company shall not provide Executive any material nonpublic information concerning the Company or request the Executive to perform services hereunder that would result in or contribute to the creation of, or cause Executive to be otherwise exposed to, material nonpublic information concerning the Company, and Executive may reject any Company request hereunder that Executive believes in good faith could be inconsistent with the Company’s obligations to him set forth in this sentence.

K. Executive is entering into this Agreement freely and voluntarily. He has carefully read and understands all of the provisions of this Agreement. Executive understands that it sets forth the entire agreement between the Company and him, and he represents that no other statements, promises, or commitments of any kind, written or oral, have been made to him by the Company, or any of its agents, to cause him to accept it. Executive acknowledges that he has been advised to consult legal counsel concerning this Agreement prior to signing the Agreement, and that he has had sufficient opportunity to do so. Executive understands that he may have up to twenty-one (21) days from the date he received this Agreement to consider this Agreement. Executive understand that if he signs this Agreement, he will then have seven (7) days to cancel it if he so chooses. Executive may cancel this Agreement by delivering a written notice of cancellation to Barry Berlin, Chief Financial Officer, PMC Commercial Trust, 17950 Preston Road, Suite 600, Dallas, TX 75252; Phone: (972) 349-3230. However, if Executive elects to cancel this Agreement, he understands that he will not be entitled to the Separation Payment, Bonus Payment, paid insurance benefits, the Consulting and Transition Payment, the releases provided to him in this Agreement, or any of the other benefits, compensation, or consideration referenced in this Agreement. Each of the Executive and the Company realize this Agreement is not effective or enforceable until the seven-day period expires without revocation by the Executive. Executive and the Company understand that this Agreement will not become effective until the eighth day after Executive signs this Agreement without revocation by him (the “Effective Date”). Executive understands that the Company will have no duty to pay him or provide him with the compensation, benefits or consideration referenced in this Agreement, and the releases provided to Executive in this Agreement will not become effective, until the Effective Date of this Agreement.

/s/ NC Initials of Company Signatory	/s/ LBR Initials of Executive

I acknowledge acceptance of this Agreement by my signature below:

/s/ Lance B. Rosemore	October 26, 2012
Lance B. Rosemore	Date

Agreed to and accepted on behalf of PMC Commercial Trust:

By:	/s/ Nat Cohen
Name:	Nat Cohen
Title:	Trust Manager
Date:	October 26, 2012